Exhibit 2.1

THE LAPORTE SAVINGS BANK

PLAN OF REORGANIZATION

FROM A MUTUAL SAVINGS BANK

TO A MUTUAL HOLDING COMPANY

AND STOCK ISSUANCE PLAN

Exhibits

Exhibit A	Article of Incorporation and Bylaws of the Bank
Exhibit B	Charter and Bylaws of the Holding Company
Exhibit C	Charter and Bylaws of the MHC
Exhibit D	Opinion of Counsel Regarding the Federal Tax Consequences of the Reorganization
Exhibit E	Opinion Regarding the Indiana Tax Consequences of the Reorganization
Exhibit F	Estimate of Expenses to be Incurred in the Reorganization
Exhibit G	Agreement of Plan of Merger By and Among The LaPorte Savings Bank, City Savings Financial Corporation and City Savings Bank

1.	Introduction

This Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan, dated as of March 8, 2007 and amended on                      and                      (the “Plan”) provides for the reorganization of LaPorte Savings Bank (the “Bank”) from an Indiana chartered mutual savings bank into the mutual holding company structure (the “Reorganization”) under the laws of the United States of America, the State of Indiana and the regulations of the Office of Thrift Supervision (“OTS”) and the Indiana Department of Financial Institutions (“IDFI”). In connection with the Reorganization, the Bank will elect to be treated as a savings association under Section 10(l) of the HOLA. The mutual holding company (the “MHC”) will be a mutually-owned federal corporation. The current ownership and voting rights applicable to the Bank will be transferred to the MHC. As part of the Reorganization and the Plan, the Bank will convert to an Indiana stock savings bank (the “Stock Bank”), and a stock holding company (the “Holding Company”) will be established as a federal corporation and a majority-owned subsidiary of the MHC at all times so long as the MHC remains in existence. Concurrently with the Reorganization, the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering. The Common Stock will be offered on a priority basis to depositors and the Tax-Qualified Employee Plans of the Bank, with any remaining shares offered to the public in a Community Offering or a Syndicated Community Offering, or a combination thereof. In addition, the Holding Company will issue shares and cash to effect the Merger, as described herein. The Reorganization, Stock Offering and Merger shall be conducted in accordance with all applicable provisions of OTS, IDFI and FDIC regulations.

The primary purpose of the Reorganization is to establish a holding company and to convert the Bank to the stock form of ownership, which will enable the Bank to compete and expand more effectively in the financial services marketplace. The Reorganization will permit the Holding Company to issue Capital Stock, which is a source of capital not available to mutual savings associations. Since the Holding Company will not be offering all of its Common Stock for sale to depositors and the public in the Stock Offering, the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also permit the Bank to raise additional capital since a majority of the Holding Company’s common stock will be available for sale in the future. It will also provide the Bank with greater flexibility to structure and finance the expansion of its operations, including the Merger. Lastly, the Reorganization will enable the Bank to better manage its capital by (i) providing broader acquisition and investment opportunities through the holding company structure, (ii) enabling the Bank to distribute capital to stockholders of the Holding Company in the form of dividends, and (iii) enabling the Holding Company to repurchase its common stock as market conditions warrant. Although the Reorganization and Stock Offering will create a stock savings bank and stock holding company, only a minority of the Common Stock will be offered for sale in the Stock Offering. As a result, the Bank’s mutual form of ownership and its ability to remain an independent community savings bank will be preserved through the mutual holding company structure. The Reorganization is subject to the approval or non-objection of the OTS, IDFI and FDIC, and must be approved by the affirmative vote of a majority of the total votes eligible to be cast by Bank’s depositors.

2.	Definitions

As used in this Plan, the terms set forth below have the following meanings:

Acting in Concert: The term Acting in Concert means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person or company (“other party”) shall also be deemed to be acting in concert with any Person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Actual Purchase Price: The price per share, determined as provided in this Plan, at which the Common Stock will be sold in the Stock Offering.

Acquiree Bank: The term Acquiree Bank means City Savings Bank, Michigan City, Indiana.

Acquiree Corporation: The term Acquiree Corporation means City Savings Financial Corporation, Michigan City, Indiana.

Affiliate: Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Associate: The term “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation or organization (other than the Bank, the Holding Company, the MHC or a majority-owned subsidiary of any thereof) of which such Person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization; (ii) any trust or other estate, if the Person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate. For purposes of §§563b.370, 563b.380, 563b.385, 563b.390, 563b.395 and 563b.505 of the Regulations, a Person who has a substantial beneficial interest in a Tax-Qualified or Non-Tax Qualified Employee Plan, or who is a trustee or a fiduciary of the plan, is not an Associate of the plan. For purposes of §563b.370 of the Regulations, a Tax-Qualified Employee Plan is not an Associate of a Person; (iii) any Person who is related by blood or marriage to such Person and (a) who lives in the same house as the Person; or (b) who is a director or senior officer of the Bank, the Holding Company, the MHC or a subsidiary thereof.

Bank: The LaPorte Savings Bank in its pre-Reorganization mutual form or post-Reorganization stock form, as indicated by the context.

Capital Stock: Any and all authorized stock of the Bank or the Holding Company.

Common Stock: Common stock issuable by the Holding Company in connection with the Reorganization, including securities convertible into Common Stock, pursuant to its stock charter.

Community: LaPorte County Indiana.

Community Offering: The offering to certain members of the general public of any unsubscribed shares in the Subscription Offering. The Community Offering may include a Syndicated Community Offering or public offering.

Control: (including the terms “controlling,” “controlled by” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise as described in Part 574 of the Regulations.

Deposit Account(s): Any withdrawable account as defined in Section 561.42 of the Regulations, and shall include all demand deposit accounts as defined in Section 561.16 of the Regulations and certificates of deposit.

Effective Date: The date upon which all necessary approvals and clearances have been obtained, and the Reorganization, Merger and Stock Offering have been completed.

Eligible Account Holder: Any person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining subscription rights.

Eligibility Record Date: December 31, 2005, the date for determining who qualifies as an Eligible Account Holder of the Bank.

Employee Plans: The Tax-Qualified and Non-Tax Qualified Employee Plans of the Bank and/or the Company.

ESOP: The Bank’s employee stock ownership plan.

Estimated Valuation Range: The range of the estimated pro forma market value of the total number of shares of Common Stock to be issued by the Holding Company to the MHC and to Minority Stockholders, as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

Exchange Act: The Securities Exchange Act of 1934, as amended.

FDIC: The Federal Deposit Insurance Corporation.

HOLA: The Home Owners’ Loan Act, as amended.

Holding Company: LaPorte Bancorp, Inc., the federal corporation which will be majority-owned by the MHC and which will own 100% of the common stock of the Bank, and any successor to such corporation that may be established in connection with a Conversion Transaction.

Holding Company Application: The Holding Company Application on Form H(e)-1 or H(e)-1-s to be submitted by the Bank to the OTS to have the Holding Company acquire the common stock of the Bank.

IDFI: The Indiana Department of Financial Institutions.

Independent Appraiser: The appraiser retained by the Bank to prepare an appraisal of the pro forma market value of the Bank and the Holding Company.

Management Person: Any Officer or director of the Bank or any Affiliate of the Bank, and any person acting in concert with any such Officer or director.

Market Maker: A dealer (i.e., any person who engages directly or indirectly as agent, broker, or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person) who, with respect to a particular security, (1) regularly publishes bona fide competitive bid and offer quotations on request, and (2) is ready, willing and able to effect transactions in reasonable quantities at the dealer’s quoted prices with other brokers or dealers.

Merger. The merger of Acquiree Corporation Holding Company under which the Holding Company shall issue stock and pay cash to Acquiree Corporation’s stockholders. Upon the completion of the Merger, Acquiree Bank will be a subsidiary of the Holding Company.

Merger Agreement. The Agreement and Plan of Merger by and among The LaPorte Savings Bank, City Saving Financial Corporation and City Savings Bank dated March 8, 2007.

Merger Shares: Any shares of Common Stock issued to the stockholders of Acquiree Corporation in consideration of the Merger.

MHC: LaPorte Savings Bank MHC, the mutual holding company resulting from the Reorganization.

Minority Ownership Interest: The shares of the Holding Company’s Common Stock owned by persons other than the MHC, expressed as a percentage of the total shares of Holding Company Common Stock outstanding.

Minority Stock Offering: One or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Holding Company to persons other than the MHC.

Minority Stockholder: Any owner of the Holding Company’s Common Stock, other than the MHC.

Non-Voting Stock: Any Capital Stock other than Voting Stock.

Notice: The Notice of Mutual Holding Company Reorganization to be submitted by the Bank to the OTS to notify the OTS of the Reorganization and the Stock Offering.

Offering Range: The aggregate purchase price of the Common Stock to be sold in the Stock Offering based on the Independent Valuation expressed as a range, which may vary within 15% above or 15% below the midpoint of such range, with a possible adjustment by up to 15% above the maximum of such range. The Offering Range will be based on the Estimated Valuation Range, but will represent a Minority Ownership Interest equal to up to 49.9% of the Common Stock.

Officer: An executive officer of the Holding Company or the Bank, including the Chief Executive Officer, President, Vice Presidents in charge of principal business functions, Secretary, Treasurer and any other person performing similar functions.

Order Form: Any form (together with any attached cover letter and/or certifications or acknowledgements), sent by the Bank to any Person containing among other things a description of the alternatives available to such Person under the Plan and by which any such Person may make elections regarding purchases of Common Stock in the Subscription and Community Offerings.

Other Member: Any person who is a Depositor of the Bank at the close of business on the Voting Record Date who is not an Eligible Account Holder or Supplemental Eligible Account Holder, or Tax-Qualified Employee Plan.

OTS: The Office of Thrift Supervision, and any successor thereto.

Person: An individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, or a government or political subdivision of a government.

Plan: This Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan.

Qualifying Deposit: The aggregate balance of each Deposit Account of an Eligible Account Holder as of the close of business on the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the close of business on the Supplemental Eligibility Record Date, as the case may be, provided such aggregate balance is not less than $50.

Regulations: The rules and regulations of the OTS, including the OTS rules and regulations regarding mutual holding companies.

Reorganization: The reorganization of the Bank into the mutual holding company structure including the organization of the MHC, the Holding Company and the Bank in stock form pursuant to this Plan.

Resident: The terms “resident,” “residence,” “reside,” “resided” or “residing” as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank’s Community, has an intent to remain with the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the Person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the trustee shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of depositors called for the purpose of voting on the Plan.

Stock Bank: The Indiana chartered stock savings bank resulting from the conversion of the Bank to stock form pursuant to this Plan.

Stock Offering: The offering of Common Stock of the Holding Company to persons other than the MHC, in a Subscription Offering and, to the extent shares remain available, in a Community Offering. Except where the context otherwise requires, the Stock Offering shall not be deemed to include such shares, if any, as are issued in connection with the Merger.

Subscription Offering: The offering of Common Stock of the Holding Company for subscription and purchase pursuant to Section 11 of this Plan.

Subsidiary: A company that is controlled by another company, either directly or indirectly through one or more subsidiaries.

Supplemental Eligible Account Holder: Any Person holding a Qualifying Deposit on the Supplemental Eligibility Record Date, who is not an Eligible Account Holder, a Tax-Qualified Employee Plan or an Officer or director of the Bank.

Supplemental Eligibility Record Date: The last day of the calendar quarter preceding approval of the Plan by the OTS.

Syndicated Community Offering: The offering of Common Stock following or contemporaneously with the Community Offering through a syndicate of broker-dealers.

Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan (including any employee stock ownership plan, stock bonus plan, profit-sharing plan, or other plan) of the Bank, the Holding Company, the MHC or any of their affiliates, which, with its related trusts, meets the requirements to be qualified under Section 401 of the Internal Revenue Code. The term “Non-Tax-Qualified Employee Plan” means any stock benefit plan which is not so qualified under Section 401 of the Internal Revenue Code.

Voting Record Date: The date established by the Bank for determining which depositors are entitled to vote on the Plan.

Voting Stock:

(1)	Voting Stock means common stock or preferred stock, or similar interests if the shares by statute, charter or in any manner, entitle the holder:

(i)	To vote for or to select directors of the Bank or the Holding Company; and

(ii)	To vote on or to direct the conduct of the operations or other significant policies of the Bank or the Holding Company.

(2)	Notwithstanding anything in paragraph (1) above, preferred stock is not “Voting Stock” if:

(i)	Voting rights associated with the preferred stock are limited solely to the type customarily provided by statute with regard to matters that would significantly and adversely affect the rights or preferences of the preferred stock, such as the issuance of additional amounts or classes of senior securities, the modification of the terms of the preferred stock, the dissolution of the Bank, or the payment of dividends by the Bank when preferred dividends are in arrears;

(ii)	The preferred stock represents an essentially passive investment or financing device and does not otherwise provide the holder with control over the issuer; and

(iii)	The preferred stock does not at the time entitle the holder, by statute, charter, or otherwise, to select or to vote for the selection of directors of the Bank or the Holding Company.

(3)	Notwithstanding anything in paragraphs (1) and (2) above, “Voting Stock” shall be deemed to include preferred stock and other securities that, upon transfer or otherwise, are convertible into Voting Stock or exercisable to acquire Voting Stock where the holder of the stock, convertible security or right to acquire Voting Stock has the preponderant economic risk in the underlying Voting Stock. Securities immediately convertible into Voting Stock at the option of the holder without payment of additional consideration shall be deemed to constitute the Voting Stock into which they are convertible; other convertible securities and rights to acquire Voting Stock shall not be deemed to vest the holder with the preponderant economic risk in the underlying Voting Stock if the holder has paid less than 50% of the consideration required to directly acquire the Voting Stock and has no other economic interest in the underlying Voting Stock.

3.	The Reorganization

A.	Organization of the Holding Companies and the Bank

As part of the Reorganization, the Bank will convert to a Indiana stock charter and become the Stock Bank, and the Holding Company and the MHC will be established as federal corporations. The Reorganization will be effected as follows, or in any manner approved by the OTS that is consistent with the purposes of this Plan and applicable laws and regulations: (i) the Bank will organize a federally chartered interim stock savings bank as a wholly-owned subsidiary (“Interim One”); (ii) Interim One will also organize a federally chartered interim stock savings bank as a wholly-owned subsidiary (“Interim Two”); (iii) Interim One will organize the Holding Company as a wholly-owned subsidiary; (iv) the Bank will exchange its charter for an Indiana stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC; (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Holding Company, and the Stock Bank will become a wholly-owned subsidiary of the Holding Company. In connection with the Reorganization, the Bank will elect to be treated as a savings association under Section 10(l) of the HOLA.

Contemporaneously with the Reorganization, the Holding Company will offer for sale in the Stock Offering shares of Common Stock representing the pro forma market value of the Holding Company and the Bank. Upon consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in and to all of its property and assets of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank will by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the assets, rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank’s present locations.

Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury General Accounts, or United States Treasury Time Deposit Open Accounts, as defined in the Regulations) of the Bank shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Holding Company and of the MHC. The Bank will apply to the OTS to have the Holding Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board. The Stock Bank may distribute additional capital to the Holding Company following the Reorganization, subject to the applicable regulations governing capital distributions.

In connection with the Stock Offering, the Acquiree Corporation will merge with and into the Holding Company pursuant to the Merger. In connection with the Merger, Holding Company will pay cash and issue stock to Acquiree Corporation’s stockholders, pursuant to the Merger Agreement.

B.	Effect on Deposit Accounts and Borrowings

Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as the deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

C.	The Bank

Upon completion of the Reorganization the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under Indiana law. A copy of the proposed articles of incorporation and bylaws of the Stock Bank is attached hereto as Exhibit A and made a part of this Plan. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by or distributed to the Holding Company or the MHC), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the MHC, the Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank in addition to up to two additional directors appointed pursuant to the Merger Agreement. The Stock Bank will be wholly-owned by the Holding Company. The Holding Company will be wholly-owned by its stockholders who will consist of the MHC and the persons who purchase Common Stock in the Stock Offering and any subsequent Minority Stock Offering. Upon the Effective Date of the Reorganization, the voting and membership rights of Members will be transferred to the MHC, subject to the conditions specified below. It is anticipated that, following the completion of the Reorganization, Acquiree Bank will merge with and into Stock Bank.

D.	The Holding Company

The Holding Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to savings and loan holding companies and mutual holding companies under federal law and regulations. The initial members of the Board of Directors of the Holding Company will be the existing Board of Directors of the Bank in addition to two additional directors appointed pursuant to the Merger Agreement. Thereafter, the voting stockholders of the Holding Company will elect approximately one-third of the Holding Company’s directors annually. A copy of the proposed charter and bylaws of the Holding Company is attached as Exhibit B and made part of this Plan.

The Holding Company will have the power to issue shares of Capital Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least a majority of the Voting Stock of the Holding Company. The Holding Company

may issue any amount of Non-Voting Stock to persons other than the MHC. The Holding Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock of the Holding Company, and the Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering and pursuant to the Merger Agreement.

E.	The Mutual Holding Company

As a mutual corporation, the MHC will have no stockholders. The members of the MHC will have exclusive voting authority as to all matters requiring a vote of members under the charter of the MHC. However, the MHC’s charter will provide that the MHC directors shall have exclusive authority to appoint other directors which is similar to the process for appointing the Bank’s current Trustees. Depositors immediately prior to the Reorganization shall have membership rights with respect to the MHC after the Reorganization so long as such persons remain depositors of the Bank after the Reorganization. In addition, all persons who become depositors of the Stock Bank following the Reorganization will have membership rights with respect to the MHC. The rights and powers of the MHC will be defined by the MHC’s charter and bylaws (a copy of which is attached to this Plan as Exhibit C and made a part hereof) and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies. In particular, the MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by Section 10(o)(5) of the HOLA.

The initial members of the Board of Directors of the MHC will be the existing Board of Trustees of the Bank in addition to two additional directors appointed pursuant to the Merger Agreement. Thereafter, approximately one-third of the directors of the MHC will be appointed annually.

4.	Conditions to Implementation of the Reorganization

Consummation of the Reorganization is expressly conditioned upon the following:

A.	Approval of the Plan by a majority of the Board of Trustees of the Bank.

B.	The filing of a Reorganization Notice, including the Plan, with the OTS and either:

(i)	The OTS has given written notice of its intent not to disapprove the Reorganization; or

(ii)	Sixty days have passed since the OTS received the Reorganization Notice and deemed it complete under § 516.210 or § 516.220 of the OTS regulations, and the OTS has not given written notice that the Reorganization is disapproved or extended for an additional 30 days the period during which disapproval may be issued.

C.	The filing of a Mutual Holding Company application or notice with the IDFI and the FDIC and the receipt of all necessary approvals or non-objections thereto.

D.	The filing of one or more holding company applications with and approval by the OTS pursuant to the HOLA for the Holding Company and MHC to become mutual savings and loan holding companies by owning or acquiring up to 100% of the common stock of the Stock Bank, the Holding Company, Acquiree Bank and Acquiree Corporation, respectively.

E.	The filing as necessary of all required applications and notices related to the Merger with the OTS, IDFI and FDIC and the receipt of all necessary approvals and clearances including approval of Acquiree Corporation’s stockholders.

F.	Submission of the Plan to the depositors for approval pursuant to a Proxy Statement and form of proxy, and such Plan is approved by a majority of the total votes of the eligible to be cast at a meeting held at the call of the Board.

G.	All necessary regulatory approvals and non-objections have been obtained in connection with the adoption of the charter and bylaws of the MHC, the Holding Company and the Stock Bank, the conversion of the Bank to a stock bank, and any transfer of assets and liabilities of the Bank to the Stock Bank pursuant to the Plan; and all conditions specified or otherwise imposed in connection with the issuance of a notice of intent not to disapprove the Notice have been satisfied.

5.	Special Meeting

Subsequent to the approval of the Plan by the OTS, the Special Meeting shall be scheduled in accordance with applicable law and the Bank’s Bylaws, if any. Promptly after receipt of such approval and at least 20 days but not more than 45 days prior to the Special Meeting, the Bank shall distribute proxy solicitation materials to the depositors on the Voting Record Date. The proxy solicitation materials shall include a proxy statement and other documents authorized for use by the regulatory authorities. A copy of the Plan will be made available to the depositors on the Voting Record Date upon request. Pursuant to the Regulations, an affirmative vote of not less than a majority of the total outstanding votes of the depositors on the Voting Record Date is required for approval of the Plan. Voting may be in person or by proxy. The OTS and the IDFI shall be notified promptly of the actions of the depositors on the Voting Record Date.

6.	Rights of Members of the MHC

Following the Reorganization, all persons who are depositors in the Bank as of the date of the Reorganization will become members with respect to the MHC. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership rights with respect to the MHC. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank after the Reorganization shall have any membership or other rights with respect to the MHC.

7.	Conversion of MHC to Stock Form

Following the completion of the Reorganization, the MHC may elect to convert to stock form in accordance with applicable law (a “Conversion Transaction”). There can be no assurance when, if ever, a Conversion Transaction will occur.

In a Conversion Transaction, the MHC would merge with and into the Stock Bank or the Holding Company, with the Stock Bank or the Holding Company as the resulting entity, and the depositors of the Stock Bank would receive the right to subscribe for shares of common stock of the Holding Company or its successor, which shares would represent the ownership interest of the MHC in the Holding Company and the Stock Bank. The additional shares of Common stock of the Holding Company issued in the Conversion Transaction would be sold at their aggregate pro forma market value as determined by an Independent Appraisal.

Any Conversion Transaction shall be fair and equitable to Minority Stockholders. In any Conversion Transaction, Minority Stockholders, if any, will be entitled without additional consideration to maintain the same percentage ownership interest in the Holding Company after the Conversion Transaction as their percentage ownership interest in the Holding Company immediately prior to the Conversion Transaction (i.e., the “Minority Ownership Interest”). The Minority Ownership Interest of Minority Stockholders shall not be reduced in a Conversion Transaction as a result of any waiver of dividends by the MHC.

At the sole discretion of the Board of Directors of the MHC and the Holding Company, a Conversion Transaction may be effected in any other manner necessary to qualify the Conversion Transaction as a tax-free reorganization under applicable federal and state tax laws, provided such Conversion Transaction does not diminish the rights and ownership interest of Minority Stockholders. If a Conversion Transaction does not occur, the MHC will always own a majority of the Voting Stock of the Holding Company. Management of the Bank has no current intention to conduct a Conversion Transaction.

A Conversion Transaction would require the approval of the OTS, IDFI and FDIC and would be presented to a vote of the members of the MHC. Federal regulatory policy requires that in any Conversion Transaction the members of the MHC will be accorded the same stock purchase priorities as if the MHC were a mutual savings bank converting to stock form.

8.	Timing of the Reorganization and Sale of Capital Stock

The Bank intends to consummate the Reorganization as soon as feasible following the receipt of all approvals and clearances referred to in Section 4 of the Plan. Subject to the approval of the OTS, IDFI and FDIC, the Holding Company intends to commence the Stock Offering concurrently with the proxy solicitation. The Holding Company may close the Stock Offering before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon approval of the Plan by the depositors at the Special Meeting. Subject to regulatory approval, the Bank’s proxy solicitation materials may permit certain depositors to return to the Bank by a reasonable date certain a postage paid card or other written communication requesting receipt of the prospectus if the prospectus is not mailed concurrently with the proxy solicitation materials. The Stock Offering shall be conducted in compliance with 12 C.F.R. part 563g, the securities offering regulations of the SEC and to the extent applicable Form OC promulgated under the Regulations.

9.	Number of Shares to be Offered

The total number of shares (or range thereof) of Common Stock to be issued and offered for sale in the Stock Offering shall be determined initially by the Board of Directors of the Bank and the Holding Company in conjunction with the determination of the Independent Appraiser. The number of shares to be offered may be adjusted prior to completion of the Stock Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC at the close of the Stock Offering and Merger must be less than 50% of the issued and outstanding shares of Common Stock of the Holding Company.

10.	Independent Valuation and Purchase Price of Shares

All shares of Common Stock sold in the Stock Offering shall be sold at a uniform price per share. The purchase price and number of shares to be outstanding shall be determined by the Board of Directors of the Holding Company on the basis of the estimated pro forma market value of the Holding Company and the Bank. The aggregate purchase price for the Common Stock will not be inconsistent with such market value of the Holding Company and the Bank. The pro forma market value of the Holding Company and the Bank will be determined for such purposes by the Independent Appraiser.

Prior to the commencement of the Stock Offering, an Estimated Valuation Range will be established, which range may vary within 15% above to 15% below the midpoint of such range, and up to 15% greater than the maximum of such range, as determined by the Board of Directors at the time of the Stock Offering and consistent with OTS, IDFI and FDIC regulations. The Holding Company intends to issue up to 49.9% of its Common Stock in the Stock Offering and Merger. The number of shares of Common Stock to be issued and the ownership interest of the MHC may be increased or decreased by the Holding Company, taking into consideration any change in the independent valuation and other factors, at the discretion of the Board of Directors of the Bank and the Holding Company.

Based upon the independent valuation as updated prior to the commencement of the Stock Offering, the Board of Directors may establish the minimum and maximum percentage of shares of Common Stock that will be offered for sale in the Stock Offering, or it may fix the percentage of shares that will be offered for sale in the Stock Offering. In the event the percentage of the shares offered for sale in the Minority Stock Offering is not fixed in the Stock Offering, the Minority Ownership Interest resulting from the Stock Offering will be determined as follows: (a) the product of (x) the total number of shares of Common Stock sold by the Holding Company and (y) the purchase price per share, divided by (b) the aggregate pro forma market value of the Bank and the Holding Company upon the closing of the Stock Offering and sale of all the Common Stock.

Notwithstanding the foregoing, no sale of Common Stock may be consummated unless, prior to such consummation, the Independent Appraiser confirms to the Holding Company, the Bank and to the OTS, FDIC and IDFI that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred which, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the aggregate value of the Common Stock sold in the Stock Offering at the Actual Purchase Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company and the Bank. If such confirmation is not received, the Holding Company may cancel the Stock Offering, extend the Stock Offering and establish a new price range and/or estimated price range, extend, reopen or hold a new Stock Offering or take such other action as the OTS, FDIC and IDFI may permit.

The estimated market value of the Holding Company and the Bank shall be determined for such purpose by an Independent Appraiser on the basis of such appropriate factors as are not inconsistent with OTS, FDIC and IDFI regulations. The Common Stock to be issued in the Stock Offering shall be fully paid and nonassessable.

If there is a Community Offering or Syndicated Community Offering of shares of Common Stock not subscribed for in the Subscription Offering, the price per share at which the Common Stock is sold in such Community Offering or Syndicated Community Offering shall be the Actual Purchase Price which will be equal to the purchase price per share at which the Common Stock is sold to persons in the Subscription Offering. Shares sold in the Community Offering or Syndicated Community Offering will be subject to the same limitations as shares sold in the Subscription Offering.

11.	Method of Offering Shares and Rights to Purchase Stock

In descending order of priority, the opportunity to purchase Common Stock shall be given in the Subscription Offering to: (1) Eligible Account Holders; (2) Tax-Qualified Employee Plans; (3) Supplemental Eligible Account Holders; and (4) Other Depositors, pursuant to priorities established by the Board of Directors. Any shares of Common Stock that are not subscribed for in the Subscription Offering may at the discretion of the Bank and the Holding Company be offered for sale in a Community Offering or a Syndicated Community Offering. The minimum purchase by any Person shall be 25 shares. The Holding Company shall determine in its sole discretion whether each prospective purchaser is a “resident,” “associate,” or “acting in concert” as defined in the Plan, and shall interpret all other provisions of the Plan in its sole discretion. All such determinations are in the sole discretion of the Holding Company, and may be based on whatever evidence the Holding Company chooses to use in making any such determination.

In addition to the priorities set forth below, the Board of Directors may establish other priorities for the purchase of Common Stock, subject to the approval of the OTS, IDFI and FDIC. The priorities for the purchase of shares in the Stock Offering are as follows:

A.	Subscription Offering

Priority 1: Eligible Account Holders. Each Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date and subject to the provisions of Section 12; provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each such subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber’s Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he had an ownership interest as of the Eligibility Record Date. Officers, directors, and their Associates may be Eligible Account Holders. However, if an officer, director, or his or her Associate receives subscription rights based on increased deposits in the year before the Eligibility Record Date, subscription rights based upon these deposits are subordinate to the subscription rights of other Eligible Account Holders.

Priority 2: Tax-Qualified Employee Plans. The Tax-Qualified Employee Plans shall be given the opportunity to purchase in the aggregate up to 10% of the shares offered in the Stock Offering and Merger.

Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall receive non-transferable subscription rights to subscribe for shares of Common Stock offered in the Stock Offering in an amount equal to the greater of $150,000, one-tenth of one percent (0.1%) of the total shares offered in the Stock Offering, or 15 times the product (rounded down to the nearest whole number) obtained by multiplying the total number of shares of Common Stock to be issued in the Stock Offering by a fraction, of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date and subject to the provisions of Section 12; provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the Tax-Qualified Employee Plans, is in excess of the total shares offered in the Stock Offering, the subscriptions of Supplemental Eligible Account Holders will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber’s Qualifying Deposits on the Supplemental Eligibility Record Date bear to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

Priority 4: Other Depositors. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Depositors shall have the opportunity to purchase up to $150,000 of Common Stock offered in the Stock Offering, provided that the Bank may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering, or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering, subject to the overall purchase limitations set forth in Section 12. In the event Other Depositors subscribe for a number of shares which, when added to the shares subscribed for by the Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares offered in the Stock Offering, the subscriptions of such Other Depositors will be allocated among subscribing Other Depositors on a pro rata basis based on the size of such Other Depositors’ orders.

B.	Community Offering and Merger Shares

1. Any shares of Common Stock not subscribed for in the Subscription Offering and not required for the Merger may be offered for sale in a Community Offering. This will involve an offering of all unsubscribed shares directly to the general public with a preference to those natural persons residing in the Community. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering. The Holding Company and the Bank may use one or more investment banking firms on a best efforts basis to sell the unsubscribed shares in the Subscription and Community Offering. The Holding Company and the Bank may pay a commission or other fee to such investment banking firm(s) as to the shares sold by such firm(s) in the Subscription and Community Offering and may also reimburse such firm(s) for expenses incurred in connection with the sale. No Person may purchase more than $150,000 of Common Stock in the Community Offering, subject to the overall purchase limitations set forth in Section 12 and, provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering provided that such purchase limit is no higher than the purchase limit applicable to Eligible Account Holders. In the event orders for Common Stock in the Community Offering exceed the number of shares available for sale, shares will be allocated (to the extent shares remain available) first to cover orders of natural persons residing in the Community, and, thereafter, to the extent any shares remain available, to cover orders of other members of the general public on a basis that will promote a widespread distribution of stock. In the event orders for Common Stock in each of these categories exceed the number of shares available for sale within such category, orders shall first be filled so that each Person may receive 1,000 shares, and thereafter remaining shares will be allocated on an equal number of shares basis per order.

The Bank and the Holding Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any Person under this Section 11.B.1.

2. The purchase limits set forth above are not applicable to the Merger shares.

C.	Syndicated Community Offering

Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures, including the timing of the offering, as may be determined by the Bank and the Holding Company subject to the rights of the Holding Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. It is expected that the Syndicated Community Offering would commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. No Person, Associate of such Person, or group of Persons acting in concert, may purchase more than $150,000 of Common Stock in the Syndicated Community Offering, subject to the overall purchase limitations set forth in Section 12 and, provided that the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the maximum number of shares offered in the Stock Offering or decrease such maximum purchase limitation to 0.1% of the maximum number of shares offered in the Stock Offering provided that such purchase limit is no higher than the purchase limit applicable to Eligible Account Holders.

If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Holding Company and the Bank will seek to make other arrangements (including an underwritten public offering) for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws.

D.	The Merger

Notwithstanding any of the foregoing provisions, in recognition of the additional value of the Bank and its depositors resulting from the Merger, shares of Common Stock also shall be issued to Acquiree Corporation’s shareholders as part of the consideration in the Merger, pursuant to the Merger Agreement and the following provisions.

1. Shares of Common Stock shall be issued to Acquiree Corporation’s shareholders to the extent of the minimum number of shares of Common Stock required by the Merger Agreement, and those shares will not be part of the Stock Offering.

2. To the extent that shares of Common Stock remain available after satisfaction of all subscriptions in the Subscription Offering, the Holding Company may issue some or all of those shares as consideration in the Merger under the Merger Agreement. The decision as to whether to utilize shares of Common Stock in such a fashion, and the amount of shares to be set aside for such purpose, shall be at the sole discretion of the Board of Directors of the Bank, as provided in the Merger Agreement. The use of such shares is limited by the Merger Agreement which provides that the number of shares issued in the Stock Offering shall be greater than the number issued to the Acquiree Corporation’s stockholders in the Merger.

3. The liquidation account of the Acquired Bank shall be assumed by the Stock Bank upon the merger of such entities.

12.	Additional Limitations on Purchases of Common Stock

Purchases of Common Stock in the Stock Offering will be subject to the following purchase limitations:

A.	The aggregate amount of outstanding Common Stock of the Holding Company owned or controlled by persons other than MHC at the close of the Stock Offering shall be less than 50% of the Holding Company’s total outstanding Common Stock.

B.	The maximum purchase of Common Stock in the Subscription Offering by a Person through one or more individual and/or joint Deposit Accounts is $150,000. The maximum purchase of Common Stock in the Subscription Offering by a group of Persons through a single Deposit Account is $150,000. No Person by himself, or with an Associate or group of Persons acting in concert, may purchase more than $300,000 of the Common Stock offered in the Stock Offering, exclusive of any shares issued in connection with the Merger, except that: (i) the Holding Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the Stock Offering; (ii) the Tax-Qualified Employee Plans may purchase up to 10% of the shares offered in the Stock Offering and Merger; and (iii) for purposes of this subsection 12.B shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any shares of Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

D.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by any Non-Tax-Qualified Employee Plan or any Management Person and his or her Associates, exclusive of any Common Stock acquired by such plan or Management Person and his or her Associates in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering. In calculating the number of shares held by any Management Person and his or her Associates under this paragraph, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan of the Holding Company or the Bank that are attributable to such Person shall not be counted.

E.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of Common Stock of the Holding Company at the conclusion of the Stock Offering and Merger.

F.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by any one or more Tax-Qualified Employee Plans, exclusive of any shares of Common Stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders’ equity of the Holding Company at the conclusion of the Stock Offering and Merger.

G.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by all stock benefit plans of the Holding Company or the Bank, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of the Holding Company held by persons other than the MHC.

H.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 30% of the outstanding shares of Common Stock held by persons other than the MHC at the conclusion of the Stock Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or paragraph I. below, shares held by any Tax-Qualified Employee Plan or Non-Tax-Qualified Employee Plan that are attributable to such persons shall not be counted.

I.	The aggregate amount of Common Stock acquired in the Stock Offering, exclusive of any shares issued in connection with the Merger, plus all prior issuances by the Holding Company, by all Non-Tax-Qualified Employee Plans or Management Persons and their Associates, exclusive of any Common Stock acquired by such plans or Management Persons and their Associates in the secondary market, shall not exceed 30% of the stockholders’ equity of the Holding Company held by persons other than the MHC at the conclusion of the Stock Offering.

J.	Notwithstanding any other provision of this Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Holding Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	The Board of Directors of the Holding Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

L.	A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Stock Offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of Common Stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the Board.

Subscription rights afforded under this Plan are non-transferable. No person may transfer, offer to transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of any subscription rights under this Plan. No person may transfer, offer to transfer or enter into an agreement or understanding to transfer legal or beneficial ownership of any shares of Common Stock except pursuant to this Plan.

EACH PERSON PURCHASING COMMON STOCK IN THE STOCK OFFERING EXCLUSIVE OF ANY SHARES ISSUED IN CONNECTION WITH THE MERGER, WILL BE DEEMED TO CONFIRM THAT SUCH PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS IN THIS PLAN. ALL QUESTIONS CONCERNING WHETHER ANY PERSONS ARE ASSOCIATES OR A GROUP ACTING IN CONCERT OR WHETHER ANY PURCHASE CONFLICTS WITH THE PURCHASE LIMITATIONS IN THIS PLAN OR

OTHERWISE VIOLATES ANY PROVISION OF THIS PLAN SHALL BE DETERMINED BY THE BANK IN ITS SOLE DISCRETION. SUCH DETERMINATION SHALL BE CONCLUSIVE, FINAL AND BINDING ON ALL PERSONS, AND THE BANK MAY TAKE ANY REMEDIAL ACTION INCLUDING, WITHOUT LIMITATION, REJECTING THE PURCHASE OR REFERRING THE MATTER TO THE OTS FOR ACTION, AS THE BANK MAY IN ITS SOLE DISCRETION DEEM APPROPRIATE.

13.	Payment for Stock

All payments for Common Stock subscribed for or ordered in the Stock Offering, exclusive of any shares issued in connection with the Merger, must be delivered in full to the Bank, together with a properly completed and executed order form, or purchase order in the case of the Syndicated Community Offering, on or prior to the expiration date specified on the order form or purchase order, as the case may be, unless such date is extended by the Bank; provided, that if the Employee Plans subscribe for shares of Common Stock during the Subscription Offering, such plans may pay for such shares at the Actual Purchase Price upon consummation of the Stock Offering. The Holding Company or the Bank may make scheduled discretionary contributions to the ESOP provided such contributions from the Bank, if any, do not cause the Bank to fail to meet its regulatory capital requirement.

Payment for Common Stock shall be made either by check or money order, or if a purchaser has a Deposit Account in the Bank, such purchaser may pay for the shares subscribed for by authorizing the Bank to make a withdrawal from the purchaser’s Deposit Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirements, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the Bank’s passbook rate. Funds for which a withdrawal is authorized will remain in the purchaser’s Deposit Account but may not be used by the purchaser until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS, IDFI and FDIC) following the Stock Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Actual Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect.

Subscription funds received prior to the completion of the Stock Offering will be held in a segregated deposit account at the Bank or, in the Bank’s discretion, at another federally insured depository institution. Interest on subscription funds made by check or money order will be paid by the Bank at a rate no less than the Bank’s passbook rate. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Stock Offering. If for any reason the Stock Offering is not consummated, all payments made by subscribers in the Stock Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal.

14.	Manner of Exercising Subscription Rights Through Order Forms

As soon as practicable after the prospectus prepared by the Holding Company and the Bank has been declared effective as required by the OTS, IDFI, FDIC and the SEC, copies of the prospectus and order forms will be distributed to all Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors and the Tax-Qualified Employee Plans at their last known addresses appearing on the records of the Bank for the purpose of subscribing for shares of Common Stock in the Subscription Offering and will be made available to those persons that purchase Common Stock in the Community Offering.

Each order form will be preceded or accompanied by the prospectus describing the Holding Company, the Bank, the Common Stock and the Subscription and Community Offerings. Each order form will contain, among other things, the following:

A.	A specified date by which all order forms must be received by the Bank, which date shall be not less than 20, nor more than 45 days, following the date on which the order forms are mailed by the Bank, and which date will constitute the termination of the Subscription Offering;

B.	The purchase price per share for shares of Common Stock to be sold in the Subscription and Community Offerings;

C.	A description of the minimum and maximum number of shares of Common Stock that may be subscribed for pursuant to the exercise of Subscription Rights or otherwise purchased in the Community Offering;

D.	Instructions as to how the recipient of the order form must indicate thereon the number of shares of Common Stock for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.	An acknowledgment that the recipient of the order form has received a final copy of the prospectus prior to execution of the order form;

F.	A statement indicating the consequences of failing to properly complete and return the order form, including a statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Bank within the subscription period such properly completed and executed order form, together with a check or money order in the full amount of the purchase price as specified in the order form for the shares of Common Stock for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the order form that the Bank withdraw said amount from the subscriber’s Deposit Account at the Bank); and

G.	A statement to the effect that the executed order form, once received by the Bank, may not be modified or amended by the subscriber without the consent of the Bank.

Notwithstanding the above, the Bank and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimilied order forms.

15.	Undelivered, Defective or Late Order Form; Insufficient Payment

In the event order forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment for the shares of Common Stock subscribed for (including cases in which Deposit Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the Person to whom such rights have been granted will lapse as though such Person failed to return the completed order form within the time period specified thereon; provided, that the Bank may, but will not be required to, waive any immaterial irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation by the Bank of terms and conditions of this Plan and of the order forms will be final, subject to the authority of the OTS, IDFI and FDIC.

16.	Completion of the Stock Offering

The Stock Offering will be terminated if not completed within 90 days from the date on which the prospectus is declared effective (to the extent required) by the OTS, IDFI and FDIC unless an extension is approved by the OTS, IDFI and FDIC.

17.	Market for Common Stock

The Holding Company shall use its best efforts to:

(i)	encourage and assist a market maker to establish and maintain a market for that class of stock; and

(ii)	list that class of stock on a national or regional securities exchange, the Nasdaq quotation system or another system for electronic quotations.

18.	Stock Purchases by Management Persons After the Stock Offering

For a period of three years after the Stock Offering, no Management Person or his or her Associates may purchase, without the prior written approval of the OTS, any Common Stock of the Holding Company, except from a broker-dealer registered with the SEC, except that the foregoing shall not apply to:

A.	Negotiated transactions involving more than 1% of the outstanding stock in the class of stock; or

B.	Purchases of stock made by and held by any Tax-Qualified or Non-Tax Qualified Employee Plan even if such stock is attributable to Management Persons or their Associates.

19.	Resales of Stock by Trustees, Directors and Officers

Common Stock purchased by Management Persons and their Associates in the Stock Offering, exclusive of any shares acquired in the Merger, may not be resold for a period of at least one year following the date of purchase, except in the case of death of a Management Person or an Associate.

20.	Stock Certificates

Each stock certificate shall bear a legend giving appropriate notice of the restrictions set forth in Section 19 above. Appropriate instructions shall be issued to the Holding Company’s transfer agent with respect to applicable restrictions on transfers of such stock. Any shares of stock issued as a stock dividend, stock split or otherwise with respect to such restricted stock, shall be subject to the same restrictions as apply to the restricted stock.

21.	Restriction on Financing Stock Purchases

The Holding Company and the Bank will not loan funds to any Person to purchase Common Stock in the Stock Offering, and will not knowingly offer or sell any of the Common Stock to any Person whose purchase would be financed by funds loaned to the Person by the Holding Company, the Bank or any Affiliate.

22.	Stock Benefit Plans

The Board of Directors of the Bank and/or the Holding Company intend to adopt one or more stock benefit plans for employees, officers and directors, including an ESOP, stock award plans and stock option plans, which will be authorized to purchase Common Stock and grant options for Common Stock. However, only the Tax-Qualified Employee Plans will be permitted to purchase Common Stock in the Stock Offering (exclusive of shares issued in the Merger) subject to the purchase priorities set forth in this Plan. The Board of Directors of the Bank intends to establish the ESOP and authorize the ESOP and any other Tax-Qualified Employee Plans to purchase in the aggregate up to 10% of the shares issued in the Stock Offering and Merger. The Bank or the Holding Company may make scheduled discretionary contributions to one or more Tax-Qualified Employee Plans to purchase Common Stock issued in the Stock Offering, or to purchase issued and outstanding shares of Common Stock in the open market or from authorized but unissued shares of Common Stock or treasury shares from the Holding Company subsequent to the completion of the Stock Offering; provided such contributions do not cause the Bank to fail to meet any of its regulatory capital requirements. In addition to shares purchased by one or more Tax-Qualified Employee Plans in this Stock Offering, any subsequent stock offering, and/or from authorized but unissued shares or treasury shares of the Holding Company, this Plan specifically authorizes the Holding Company to grant awards under one or more stock benefit plans, including stock recognition and award plans and stock option plans, in an amount up to 25% of the number of shares of Common Stock held by persons other than the MHC.

23.	Post-Reorganization Filing and Market Making

It is likely that there will be a limited market for the Common Stock sold in the Stock Offering, and purchasers must be prepared to hold the Common Stock for an indefinite period of time. The Holding Company shall register its Common Stock with the SEC pursuant to the Exchange Act, and shall undertake not to deregister such Common Stock for a period of three years thereafter.

24.	Payment of Dividends and Repurchase of Stock

The Holding Company may not declare or pay a cash dividend on its Common Stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required under § 567.2 of the Regulations. Otherwise, the Holding Company may declare dividends or make other capital distributions in accordance with the Regulations. Following completion of the Stock Offering, the Holding Company may repurchase its Common Stock consistent with § 563b.510 and § 563b.515 of the Regulations relating to stock repurchases, as long as such repurchases do not cause the regulatory capital of the Bank to be reduced below the amount required. The MHC may from time to time purchase Common Stock of the Holding Company. Subject to any notice or approval requirements of the OTS under the Regulations, the MHC may waive its right to receive dividends declared by the Holding Company.

25.	Reorganization and Stock Offering Expenses

The Regulations require that the expenses of any Stock Offering must be reasonable. The Bank will use its best efforts to assure that the expenses incurred by the Bank and the Holding Company in effecting the Reorganization and the Stock Offering will be reasonable.

26.	Employment and Other Severance Agreements

Following or contemporaneously with the Reorganization, the Bank and/or the Holding Company may enter into employment and/or severance arrangements with one or more executive officers of the Bank and/or the Holding Company. It is anticipated that any employment contracts entered into by the Bank and/or the Holding Company will be for terms not exceeding three years and that such contracts will provide for annual renewals of the term of the contracts, subject to approval by the Board of Trustees. The Bank and/or the Holding Company also may enter into severance arrangements with one or more executive officers which provide for the payment of severance compensation in the event of a change in control of the Bank and/or the Holding Company. The terms of such employment and severance arrangements have not been determined as of this time, but will be described in any prospectus circulated in connection with the Stock Offering and will be subject to and comply with all regulations of the OTS, IDFI and FDIC.

27.	Residents of Foreign Countries and Certain States

The Holding Company will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Common Stock in the Subscription Offering if such Person resides in a foreign country or resides in a state of the United States with respect to which any of the following apply: (A) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (B) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Holding Company, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (C) such registration or qualification would be impracticable for reasons of cost or otherwise.

28.	Interpretation

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the applicable regulators.

29.	Amendment or Termination of the Plan

If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank’s Board of Trustees, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Bank’s depositors at the Special Meeting. At any time after the solicitation of proxies and submission of the Plan and proxy materials to a vote of the Bank’s depositors at the Special Meeting, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Directors only with the concurrence of the OTS, IDFI and FDIC. Terms of the Plan relating to the Stock Offering including, without limitation, Sections 8 through 20, may be amended by a majority vote of the Bank’s Board of Directors as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the OTS, IDFI and FDIC and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan by the OTS and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Trustees at any time thereafter with the concurrence of the OTS, IDFI and FDIC. In its discretion, the Board of Trustees may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the depositors; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of depositors. Failure of the depositors to approve the Plan will result in the termination of the Plan.

The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the depositors of the Bank approve the Plan, and may not be extended by the Bank or the OTS.

30.	Consummation of Reorganization and Effective Date

The Effective Date of the Reorganization shall be the date upon which the Articles of Combination (or similar documents) shall be filed with respect to the Merger. The Articles of Combination shall be filed after all requisite regulatory, depositor and stockholder approvals and clearances have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and order for Common Stock have been received. The Closing of the Stock Offering shall occur simultaneously on the effective date of the Merger.

EXHIBIT A

Articles of Incorporation and Bylaws of the Bank

EXHIBIT B

Charter and Bylaws of the Holding Company

EXHIBIT C

Charter and Bylaws of the MHC

EXHIBIT D

Opinion of Counsel Regarding the Federal Tax Consequences of the Reorganization

EXHIBIT E

Opinion Regarding the Indiana Tax Consequences of the Reorganization

EXHIBIT F

Estimate of Expenses to be Incurred in the Reorganization

EXHIBIT G

Agreement and Plan of Merger

By and Among

The LaPorte Savings Bank,

City Savings Financial Corporation

and

City Savings Bank